EXHIBIT 99.1

FIRST AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER LTD. AND JOHN T. LA DUC

WHEREAS, Foster Wheeler Ltd. (“Foster Wheeler”) entered into an Employment Agreement (the “Agreement”) with John T. La Duc (“La Duc”) dated as of April 14, 2004;

WHEREAS, La Duc is entitled to certain severance benefits under Section 4.2.2 of the Agreement which constitute a nonqualified deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, outside counsel has advised Foster Wheeler that the payment of severance benefits under Section 4.2.2 of the Agreement are not currently in compliance with Code Section 409A and are required to be amended for compliance no later than December 31, 2006 and be effective retroactively to January 1, 2005;

WHEREAS, based upon recent market data accumulated, it has also been determined that maximum bonus target multiplier of three times target under Section 3.2.1 of the Agreement should be reduced to a multiplier of two (2) effective as of this date of this First Amendment; and

WHEREAS, pursuant to Section 10.6 of the Agreement, amendment can only be made to the Agreement pursuant to written consent of Foster Wheeler and La Duc.

NOW, THEREFORE, in consideration of the foregoing, it is mutually agreed that the Agreement is amended in the following particulars:

1. Effective as of the date of this First Amendment, by deleting the parenthetical “(up to a maximum of one hundred eighty (180%) of Base Salary)” from Section 3.2.1 of the Agreement and substituting the following reference “(up to a maximum of two (2) times the foregoing target percentage opportunity of Base Salary)” in lieu thereof.

2. Effective January 1, 2005, by adding the following new sentence as the end of Section 4.2.2 of the Agreement as a part thereof:

Notwithstanding anything to the contrary in clauses (i) and (ii) immediately above, if the Executive constitutes a “specified employee” as defined and applied in Code Section 409A as of his Termination Date, any payments due under clauses (i) and (ii) immediately above may not commence to Executive until the first day following the sixth month anniversary of Executive’s Termination Date; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate as soon as administratively practicable following the sixth month anniversary of the Executive’s Termination Date.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of this 6th day of October, 2006.

JOHN T. LA DUC	FOSTER WHEELER LTD.

/s/ John T. La Duc	By: /s/ Raymond J. Milchovich
Raymond J. Milchovich
Chairman, President and Chief Executive Officer